Contact:     Pete Bakel      Resource Center: 1-800-732-6643
    202-752-2034                                     Exhibit 99.1
Date:    February 12, 2021

Fannie Mae Reports Net Income of $11.8 Billion for 2020 and
$4.6 Billion for Fourth Quarter 2020
Provides Record Support for the Mortgage Market

•	$11.8 billion annual net income and $4.6 billion fourth quarter 2020 net income, with net worth reaching $25.3 billion as of December 31, 2020
“2020 presented the nation with an historic test and Fannie Mae rose to the challenge, delivering a record $1.4 trillion in mortgage liquidity to meet home purchase, refinancing, and rental housing needs. I am proud of our work to help homeowners and renters through the pandemic, our commitment to advance opportunity and equity for families across the country, and our necessary focus on safety and soundness. We will work with our mortgage industry partners to provide home financing to creditworthy borrowers in all market conditions and support the responsible exit from conservatorship.”

Hugh R. Frater, Chief Executive Officer

•	$4.4 billion shift from $3.5 billion of credit-related income in 2019 to $900 million of credit-related expense in 2020 driven by the COVID-19 pandemic and the associated economic downturn

•	Senior preferred stock purchase agreement was amended in January 2021, allowing Fannie Mae to continue to retain earnings to build capital

•	$1.4 trillion in liquidity provided to Single-Family and Multifamily mortgage markets, highest on record

•	3.4 million refinanced loans helped homeowners take advantage of historically low interest rates

•	792 thousand units of rental housing financed, more than 90 percent affordable to families earning at or below 120% of area median income

•	1.3 million single-family mortgage forbearance plans initiated in 2020 to help borrowers through the COVID-19 pandemic

2020 Key Results
$25.3 Billion Net Worth	$1.4 Trillion Supporting Housing Activity

Increase of $10.7 billion in 2020	SF Home Purchases	SF Refinancings	MF Rental Units

$4.6 Billion Net Income	Single-Family SDQ Rate

Increase of $0.4 billion compared to third quarter 2020	SDQ Rate	SDQ w/o forbearance

Fourth Quarter and Full Year 2020 Results	1

Summary of Financial Results
(Dollars in millions)	2020	2019	Variance	% Change	4Q20	3Q20	Variance	% Change
Net interest income	$24,866	$21,293	$3,573	17%	$7,086	$6,656	$430	6%
Fee and other income	462	566	(104)	(18)%	159	93	66	71%
Net revenues	25,328	21,859	3,469	16%	7,245	6,749	496	7%
Investment gains, net	907	1,770	(863)	(49)%	263	653	(390)	(60)%
Fair value losses, net	(2,501)	(2,214)	(287)	13%	(880)	(327)	(553)	169%
Administrative expenses	(3,068)	(3,023)	(45)	1%	(803)	(762)	(41)	5%
Total credit-related income (expenses)	(855)	3,496	(4,351)	(124)%	1,400	430	970	226%
Temporary Payroll Tax Cut Continuation Act of 2011 (“TCCA”) fees	(2,673)	(2,432)	(241)	10%	(697)	(679)	(18)	3%
Other expenses, net	(2,259)	(1,879)	(380)	20%	(819)	(686)	(133)	19%
Income before federal income taxes	14,879	17,577	(2,698)	(15)%	5,709	5,378	331	6%
Provision for federal income taxes	(3,074)	(3,417)	343	(10)%	(1,139)	(1,149)	10	(1)%
Net income	$11,805	$14,160	$(2,355)	(17)%	$4,570	$4,229	$341	8%
Total comprehensive income	$11,790	$13,969	$(2,179)	(16)%	$4,566	$4,216	$350	8%
Net Worth	$25,259	$14,608	$10,651	73%	$25,259	$20,693	$4,566	22%

Financial Highlights

•
Net income decreased $2.4 billion in 2020 compared to 2019 driven primarily by a shift from credit-related income to credit-related expenses and a reduction in investment gains driven by a decrease in the volume of reperforming loan sales. The decrease was partially offset by an increase in net revenues driven by record levels of refinancing activity in 2020. Single-family acquisition volume was $1.4 trillion, the highest level on record, of which single-family refinance volume was $948 billion, the highest level since 2003.

•
Net interest income increased $3.6 billion in 2020 compared to 2019 driven primarily by an increase in net amortization income due to high levels of refinancing activity in 2020 as interest rates declined to historically low levels in 2020 and remained low throughout the majority of the year.

•
Credit-related expense was significantly impacted by the COVID-19 pandemic. Credit-related expense was $855 million in 2020, compared with credit-related income of $3.5 billion in 2019. The shift to credit-related expense in 2020 was driven by the impact of COVID-19 and the associated economic downturn, as well as a significant reduction in the volume of redesignations of reperforming single-family mortgage loans from held-for-investment to held-for-sale in 2020. This impact was partially offset by higher actual and forecasted home prices and lower actual and projected interest rates in 2020 compared to 2019.

•
Investment gains were $907 million in 2020, compared with $1.8 billion in 2019. The decrease in 2020 was driven by a reduction in the unpaid principal balance of single-family reperforming loan sales during the year.

Fourth Quarter and Full Year 2020 Results	2

Single-Family Business Financial Results

(Dollars in millions)	2020	2019	Variance	% Change	4Q20	3Q20	Variance	% Change
Net interest income	$21,502	$18,013	$3,489	19%	$6,152	$5,870	$282	5%
Fee and other income	368	453	(85)	(19)%	130	73	57	78%
Net revenues	21,870	18,466	3,404	18%	6,282	5,943	339	6%
Investment gains, net	728	1,589	(861)	(54)%	201	583	(382)	(66)%
Fair value losses, net	(2,539)	(2,216)	(323)	15%	(805)	(244)	(561)	230%
Administrative expenses	(2,559)	(2,565)	6	—%	(671)	(634)	(37)	6%
Total credit-related income (expenses)	(232)	3,515	(3,747)	(107)%	1,324	478	846	177%
Temporary Payroll Tax Cut Continuation Act of 2011 (“TCCA”) fees	(2,673)	(2,432)	(241)	10%	(697)	(679)	(18)	3%
Other expenses, net	(2,107)	(1,661)	(446)	27%	(706)	(629)	(77)	12%
Income before federal income taxes	12,488	14,696	(2,208)	(15)%	4,928	4,818	110	2%
Provision for federal income taxes	(2,607)	(2,859)	252	(9)%	(984)	(1,049)	65	(6)%
Net income	$9,881	$11,837	$(1,956)	(17)%	$3,944	$3,769	$175	5%

Average charged guaranty fee on new conventional acquisitions, net of TCCA	46.4 bps	47.0 bps	(0.6) bps	(1)%	45.8 bps	44.9 bps	0.9 bps	2%
Average charged guaranty fee on conventional guaranty book of business, net of TCCA	44.2 bps	43.4 bps	0.8 bps	2%	44.5 bps	44.4 bps	0.1 bps	—%

Key Business Highlights

•
Single-family acquisition volume was $1.4 trillion in 2020, an increase of 135% compared with 2019, and the highest on record. The increase was driven by a $664 billion increase in refinance volume due to the historically low interest rate environment during the year, resulting in the highest level of refinance volumes since 2003. 38% of the company’s single-family conventional guaranty book of business as of December 31, 2020 was originated in 2020.

•
Average single-family conventional guaranty book of business during 2020 increased from 2019 by approximately $139 billion. Credit characteristics of the single-family conventional guaranty book of business remained strong, with a weighted-average mark-to-market loan-to-value ratio of 58% and weighted-average FICO credit score of 750.

•
Average charged guaranty fee, net of Temporary Payroll Tax Cut Continuation Act of 2011 (TCCA) fees, on the single-family conventional guaranty book increased from 43.4 basis points as of December 31, 2019 to 44.2 basis points basis points as of December 31, 2020. Average charged guaranty fee on newly acquired conventional single-family loans, net of TCCA fees, decreased 0.6 basis points to 46.4 basis points in 2020 from 47.0 basis points in 2019, driven primarily by the stronger credit profile of the single-family loans acquired in 2020 compared with 2019.

•
As of December 31, 2020, 3.0% of the single-family guaranty book of business based on loan count, or 524,555 loans, was in forbearance, the vast majority of which was related to the COVID-19 pandemic, compared to 4.1% as of September 30, 2020. As of December 31, 2020, 12% of the loans in forbearance were still current.

•
Single-family serious delinquency rate decreased to 2.87% as of December 31, 2020, from 3.20% as of September 30, 2020, driven by loans exiting COVID-19-related forbearance arrangements. Single-family serious delinquency rate excluding loans in forbearance was 0.66% as of December 31, 2020 and 0.65% as of September 30, 2020. Single-family seriously delinquent loans are loans that are 90 days or more past due or in the foreclosure process.

Fourth Quarter and Full Year 2020 Results	3

Multifamily Business Financial Results
(Dollars in millions)	2020	2019	Variance	% Change	4Q20	3Q20	Variance	% Change
Net interest income	$3,364	$3,280	$84	3%	$934	$786	$148	19%
Fee and other income	94	113	(19)	(17)%	29	20	9	45%
Net revenues	3,458	3,393	65	2%	963	806	157	19%
Fair value gain (losses), net	38	2	36	1,800%	(75)	(83)	8	(10)%
Administrative expenses	(509)	(458)	(51)	11%	(132)	(128)	(4)	3%
Total credit-related income (expenses)	(623)	(19)	(604)	3,179%	76	(48)	124	(258)%
Credit enhancement expense	(220)	(207)	(13)	6%	(56)	(51)	(5)	10%
Change in expected credit enhancement recoveries	144	—	144	—%	(51)	—	(51)	—%
Other income, net	103	170	(67)	(173)%	56	64	(8)	(13)%
Income before federal income taxes	2,391	2,881	(490)	(17)%	781	560	221	39%
Provision for federal income taxes	(467)	(558)	91	(16)%	(155)	(100)	(55)	55%
Net income	$1,924	$2,323	$(399)	(17)%	$626	$460	$166	36%

Average guaranty book of business Gfee	74.5 bps	71.8 bps	2.7 bps	4%	74.5 bps	73.3 bps	1.2 bps	2%

Key Business Highlights

•
New Multifamily business volume was $76 billion in 2020, the highest annual volume on record. Multifamily remained under the $100 billion FHFA volume cap announced in September 2019 with $94 billion in volume for the five-quarter period ending December 31, 2020, while meeting its goal under FHFA’s volume cap for that period of acquiring at least 37.5% of its business volume in mission-driven housing, as defined by FHFA.

•
The multifamily guaranty book of business increased by $46 billion in 2020 to $385 billion. The average charged guaranty fee on the multifamily book increased from 71.8 basis points for the year ending December 31, 2019 to 74.5 basis points for the year ending December 31, 2020. This resulted in an increase in guaranty fee revenue, which drove the increase in net interest income, but was partially offset by a decrease in yield maintenance revenue year over year.

•
As of December 31, 2020, based on unpaid principal balance, 1.4% of Fannie Mae’s multifamily guaranty book of business had received a forbearance plan, primarily as a result of the COVID-19 pandemic. More than half of those loans, measured by unpaid principal balance, were in a repayment plan and 0.4% of the book, or $1.7 billion, was still in active forbearance at year end.

•
The multifamily serious delinquency rate decreased to 0.98% as of December 31, 2020 from 1.12% as of September 30, 2020. The multifamily serious delinquency rate excluding loans that have received a forbearance was 0.03% as of December 31, 2020. Multifamily seriously delinquent loans are loans that are 60 days or more past due.

Fourth Quarter and Full Year 2020 Results	4

Net Worth, Treasury Funding, and Senior Preferred Stock Dividends
The charts below show information about Fannie Mae’s net worth, the remaining amount of Treasury’s funding commitment to Fannie Mae, senior preferred stock dividends the company has paid Treasury, and funds the company has drawn from Treasury pursuant to its funding commitment.
(1)Aggregate amount of dividends the company has paid to Treasury on the senior preferred stock from 2008 through December 31, 2020. Under the terms of the senior preferred stock purchase agreement, dividend payments the company makes to Treasury do not offset its draws of funds from Treasury.
(2)Aggregate amount of funds the company has drawn from Treasury pursuant to the senior preferred stock purchase agreement from 2008 through December 31, 2020.

Conservatorship and Regulatory Highlights

•
In November 2020, FHFA adopted a final rule establishing a new “enterprise regulatory capital framework” for Fannie Mae. (See “Business—Legislation and Regulation—GSE Act and Other Legislative and Regulatory Matters—Capital” in the company’s 2020 Form 10-K.)

•
In January 2021, a number of significant changes were made to the terms of the senior preferred stock purchase agreement between the company and Treasury and the dividend and liquidation provisions of the senior preferred stock, including the following:
•The dividend provisions of the senior preferred stock were amended to permit Fannie Mae to retain increases in net worth until its net worth exceeds the amount of adjusted total capital necessary to meet the capital requirements and buffers under the enterprise regulatory capital framework. After the “capital reserve end date,” which is defined as the last day of the second consecutive fiscal quarter during which it has maintained capital equal to, or in excess of, all of the capital requirements and buffers under the enterprise regulatory capital framework, the amount of quarterly dividends to Treasury will be the lesser of any quarterly increase in the company’s net worth and a 10% annual rate on the then-current liquidation preference of the senior preferred stock.
•At the end of each fiscal quarter, through and including the capital reserve end date, the liquidation preference of the senior preferred stock will be increased by an amount equal to the increase in the company’s net worth, if any, during the immediately prior fiscal quarter.
•The company may issue and retain up to $70 billion in proceeds from the sale of common stock without Treasury’s prior consent, provided that (1) Treasury has already exercised the common stock warrant it holds in full, and (2) all currently pending significant litigation relating to Fannie Mae’s conservatorship and to an amendment to the senior preferred stock purchase agreement made in August 2012 has been resolved, which may require Treasury’s assent.
•FHFA may release the company from conservatorship without Treasury’s consent after (1) all currently pending significant litigation referred to above has been resolved, and (2) the company’s common equity tier 1 capital, together with any other common stock it may issue in a public offering, equals or exceeds 3% of its “adjusted total assets” under the enterprise regulatory capital framework.
•New restrictive covenants were added that will impact Fannie Mae’s single-family and multifamily business activities.

Fourth Quarter and Full Year 2020 Results	5

Fannie Mae’s Consolidated Balance Sheets and Statements of Operations and Income for the full year of 2020 are available in the accompanying Annex; however, investors and interested parties should read the company’s 2020 Form 10-K, which was filed today with the Securities and Exchange Commission and is available on Fannie Mae’s website, www.fanniemae.com. The company provides further discussion of its financial results and condition, credit performance, and other matters in its 2020 Form 10-K. Additional information about the company’s financial and credit performance is contained in Fannie Mae’s “Q4 and Full Year 2020 Financial Supplement” at www.fanniemae.com.

# # #

In this release, the company has presented forward-looking statements regarding the company’s business plans and the impact of recent amendments to the company’s senior preferred stock purchase agreement with Treasury. Actual outcomes could be materially different from what is set forth in these forward-looking statements due to a variety of factors, including those described in “Forward-Looking Statements” and “Risk Factors” in the company’s 2020 Form 10-K.

Fannie Mae provides website addresses in its news releases solely for readers’ information. Other content or information appearing on these websites is not part of this release.

Fannie Mae helps make the 30-year fixed-rate mortgage and affordable rental housing possible for millions of people in America. We partner with lenders to create housing opportunities for families across the country. We are driving positive changes in housing finance to make the home buying process easier, while reducing costs and risk. To learn more, visit fanniemae.com and follow us on twitter.com/fanniemae.

Fourth Quarter and Full Year 2020 Results	6

ANNEX
FANNIE MAE
Consolidated Balance Sheets
(Dollars in millions)

	As of December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$38,337	$21,184
Restricted cash (includes $68,308 and $33,294, respectively, related to consolidated trusts)	77,286	40,223
Federal funds sold and securities purchased under agreements to resell or similar arrangements	28,200	13,578
Investments in securities:
Trading, at fair value (includes $6,544 and $3,037, respectively, pledged as collateral)	136,542	48,123
Available-for-sale, at fair value (with an amortized cost of $1,606, net of allowance for credit losses of $3 as of December 31, 2020)	1,697	2,404
Total investments in securities	138,239	50,527
Mortgage loans:
Loans held for sale, at lower of cost or fair value	5,197	6,773
Loans held for investment, at amortized cost:
Of Fannie Mae	112,726	94,911
Of consolidated trusts	3,546,521	3,241,494
Total loans held for investment (includes $6,490 and $7,825, respectively, at fair value)	3,659,247	3,336,405
Allowance for loan losses	(10,552)	(9,016)
Total loans held for investment, net of allowance	3,648,695	3,327,389
Total mortgage loans	3,653,892	3,334,162
Advances to lenders	10,449	6,453
Deferred tax assets, net	12,947	11,910
Accrued interest receivable, net (includes $9,635 and $8,172, respectively, related to consolidated trusts and net of an allowance of $216 as of December 31, 2020)	9,937	8,604
Acquired property, net	1,261	2,366
Other assets	15,201	14,312
Total assets	$3,985,749	$3,503,319
LIABILITIES AND EQUITY
Liabilities:
Accrued interest payable (includes $8,955 and $9,361, respectively, related to consolidated trusts)	$9,719	$10,228
Debt:
Of Fannie Mae (includes $3,728 and $5,687, respectively, at fair value)	289,572	182,247
Of consolidated trusts (includes $24,586 and $21,880, respectively, at fair value)	3,646,164	3,285,139
Other liabilities (includes $1,523 and $376, respectively, related to consolidated trusts)	15,035	11,097
Total liabilities	3,960,490	3,488,711
Commitments and contingencies (Note 16)	—	—
Fannie Mae stockholders’ equity:
Senior preferred stock (liquidation preference of $142,192 and $131,178, respectively)	120,836	120,836
Preferred stock, 700,000,000 shares are authorized—555,374,922 shares issued and outstanding	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued and 1,158,087,567 shares outstanding	687	687
Accumulated deficit	(108,110)	(118,776)
Accumulated other comprehensive income	116	131
Treasury stock, at cost, 150,675,136 shares	(7,400)	(7,400)
Total stockholders’ equity (See Note 1: Senior Preferred Stock Purchase Agreement and Senior Preferred Stock and Warrant for information on the related dividend obligation and liquidation preference)	25,259	14,608
Total liabilities and equity	$3,985,749	$3,503,319

See Notes to Consolidated Financial Statements in the 2020 Form 10-K

Fourth Quarter and Full Year 2020 Results	7

FANNIE MAE
(In conservatorship)
Consolidated Statements of Operations and Comprehensive Income
(Dollars in millions, except per share amounts)

	For the Three Months ended December 31,		For the Year ended December 31,

	2020	2019	2020	2019
Interest income:
Trading securities	$162	$350	$874	$1,627
Available-for-sale securities	22	37	98	175
Mortgage loans	24,561	28,929	106,316	117,374
Federal funds sold and securities purchased under agreements to resell or similar arrangements	11	145	146	843
Other	43	43	135	163
Total interest income	24,799	29,504	107,569	120,182
Interest expense:
Short-term debt	(7)	(132)	(182)	(501)
Long-term debt	(17,706)	(23,450)	(82,521)	(98,388)
Total interest expense	(17,713)	(23,582)	(82,703)	(98,889)
Net interest income	7,086	5,922	24,866	21,293
Benefit (provision) for credit losses	1,416	279	(678)	4,011
Net interest income after benefit (provision) for credit losses	8,502	6,201	24,188	25,304
Investment gains, net	263	923	907	1,770
Fair value gain (losses), net	(880)	84	(2,501)	(2,214)
Fee and other income	159	131	462	566
Non-interest income (loss)	(458)	1,138	(1,132)	122
Administrative expenses:
Salaries and employee benefits	(393)	(363)	(1,554)	(1,486)
Professional services	(248)	(268)	(921)	(967)
Other administrative expenses	(162)	(155)	(593)	(570)
Total administrative expenses	(803)	(786)	(3,068)	(3,023)
Foreclosed property expense	(16)	(151)	(177)	(515)
Temporary Payroll Tax Cut Continuation Act of 2011 (“TCCA”) fees	(697)	(626)	(2,673)	(2,432)
Credit enhancement expense	(300)	(352)	(1,361)	(1,134)
Change in expected credit enhancement recoveries	(180)	—	233	—
Other expenses, net	(339)	(194)	(1,131)	(745)
Total expenses	(2,335)	(2,109)	(8,177)	(7,849)
Income before federal income taxes	5,709	5,230	14,879	17,577
Provision for federal income taxes	(1,139)	(865)	(3,074)	(3,417)
Net income	4,570	4,365	11,805	14,160
Other comprehensive loss:
Changes in unrealized gains (losses) on available-for-sale securities, net of reclassification adjustments and taxes	(19)	(94)	(23)	(179)
Other, net of taxes	15	(5)	8	(12)
Total other comprehensive loss	(4)	(99)	(15)	(191)
Total comprehensive income	$4,566	$4,266	$11,790	$13,969
Net income	$4,570	$4,365	$11,805	$14,160
Dividends distributed or amounts attributable to senior preferred stock	(4,566)	(4,266)	(11,790)	(13,969)
Net income attributable to common stockholders	$4	$99	$15	$191
Earnings per share:
Basic	$0.00	$0.02	$0.00	$0.03
Diluted	0.00	0.02	0.00	0.03
Weighted-average common shares outstanding:
Basic	5,867	5,762	5,867	5,762
Diluted	5,893	5,893	5,893	5,893

See Notes to Consolidated Financial Statements in the 2020 Form 10-K

Fourth Quarter and Full Year 2020 Results	8